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                                                                      [CNA LOGO]

FOR IMMEDIATE RELEASE
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CONTACT: John S. Heneghan, 312/822-1908
         Doreen Lubeck, 773/583-4331


                       CNA SURETY ANNOUNCES DEBT REPAYMENT


CHICAGO, DECEMBER 2, 2002 -- CNA Surety Corporation (NYSE:SUR) today reported that, with respect to $15 million of the Company's revolving credit loan that was due on November 30, 2002, it repaid $11 million on November 29, 2002 and arranged for the due date on the remaining $4 million to be moved to March 31, 2003. On September 30, 2002, CNA Surety refinanced $65 million of outstanding borrowings under its expiring credit agreement with a $35 million revolving credit loan and a $30 million three year term loan. The Company also reported today a second lender has made a commitment to lend $10 million to CNA Surety under the credit facility, subject to satisfactory legal review and documentation. Upon approval and after repayment of the $4 million loan at March 31, 2003, this commitment would raise the availability of the credit facility to $60 million from $54 million.

As a result of the foregoing, CNA Surety's largest shareholder, CNA Financial Corporation, which had guaranteed CNA Surety's obligation to repay $15 million of loans through November 30, 2002, would no longer be a guarantor.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. A more detailed discussion and analysis of the Company's results of operations, liquidity and capital resources and financial condition as of and for the periods ended September 30, 2002 is contained in the Company's Form 10Q filed with the Securities and Exchange Commission. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

The statements which are not historical facts contained in this Form 10-Q are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.


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